FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 29, 2024		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Fourth Quarter and Full Year Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the fourth quarter and fiscal year ended June 30,  2024.

Sales for the fourth fiscal quarter of 2024 were $2,893,401 compared to  $3,073,350 for the same three-month period in the prior year, a decline of 5.9%. The net loss for the three months ended June 30, 2024 was $110,369 versus a net loss of  $259,839 for the last quarter of the prior fiscal year. Both basic and diluted loss per common share for the quarter ended June 30, 2024 were $0.01, compared to basic and diluted loss per common share of $0.03 for the same three-month period one year ago.

“Sales for the quarter were down mostly because of the decline in sales to our largest European distributor, partially offset by gains in the Education sector and the Direct-to-Consumer (“DTC”) market,” Michael J. Koss, Chairman and CEO, said today. “Orders from the European distributor to replenish inventory stock levels were delayed to the following fiscal year to conserve cash in light of the high cost of money and cost of living in Europe.  Sales to our Education customers were up approximately 60% and total DTC sales saw a 16% increase as some new product offerings were added to the assortment, as well as a slight resurgence in our highest selling headphone.”

Sales for the year ended June 30, 2024 of $12,265,069 were down $834,582, or 6.4%, from prior year sales of $13,099,651.  A net loss of $950,911 was recorded for the fiscal year, a significant decline from the net income of $8,319,212 posted in the prior fiscal year. Both basic and diluted loss per common share for fiscal year 2024 were $0.10 compared to basic income per common share and diluted income per common share of $0.90 and $0.85, respectively, for the previous year.

“The drop in sales for the year was driven by lower sales to our export markets, mainly Europe, as noted, and Asia, which was impacted by lower sales to an original equipment manufacturer of metal detectors.  DTC sales were down nearly 20% as customers appear to be more selective in discretionary spending in response to higher inflation and other spending commitments.  Conversely, we did see an almost 50% increase in sales to E-tailers, as well a considerable order for custom headphones from a new customer, which partially offset the decline in overall sales,” Koss said.  “Continued concerns about inflation, higher energy costs, increased interest rates, and the labor market have affected our sales both domestically and overseas.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, the impacts of the COVID-19 pandemic, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales	$2,893,401	$3,073,350	$12,265,069	$13,099,651
Cost of goods sold	1,725,607	2,251,680	8,079,622	8,642,237
Gross profit	1,167,794	821,670	4,185,447	4,457,414

Selling, general and administrative expenses	1,485,557	1,434,388	6,057,606	29,341,634

Loss from operations	(317,763)	(612,718)	(1,872,159)	(24,884,220)

Other income	-	-	-	33,000,000
Interest income	211,162	206,328	847,644	520,809

(Loss) income before income tax provision (benefit)	(106,601)	(406,390)	(1,024,515)	8,636,589

Income tax provision (benefit)	3,768	(146,552)	(73,604)	317,377

Net (loss) income	$(110,369)	$(259,839)	$(950,911)	$8,319,212

(Loss) income per common share:
Basic	$(0.01)	$(0.03)	$(0.10)	$0.90
Diluted	$(0.01)	$(0.03)	$(0.10)	$0.85

Weighted-average number of shares:
Basic	9,274,987	9,222,180	9,251,373	9,192,799
Diluted	9,274,987	9,222,180	9,251,373	9,753,760